Exhibit 10.1

Execution Version

AMENDMENT TO THE

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of August 25, 2023, to the Investment Management Trust Agreement (as defined below) is made by and between Everest Consolidator Acquisition Corporation (the “Company”) and Equiniti Trust LLC, as trustee (f/k/a American Stock Transfer & Trust Company, LLC, “Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of November 23, 2021 (the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, at a Special Meeting of stockholders of the Company held on August 24, 2023, the Company stockholders approved a proposal to amend (the “Extension Amendment”) the Company’s Amended and Restated Certificate of Incorporation to provide the Company’s Board of Directors with the right to extend the date by which the Company has to consummate a business combination up to an additional six (6) times for one (1) month each time, from August 28, 2023 to February 28, 2024; and

WHEREAS, on the date hereof, the Company is filing the Extension Amendment with the Secretary of State of the State of Delaware.

NOW THEREFORE, IT IS AGREED:

The Trust Agreement is hereby amended as follows:

1.     Preamble. The text below is hereby added as the fifth WHEREAS clause in the preamble of the Trust Agreement:

“WHEREAS, if a Business Combination (as defined below) is not consummated by August 28, 2023, 21 months following the closing of the Offering, the board of directors of the Company (the “Board”) may extend such period by six (6) one-month periods, up to a maximum of 27 months in the aggregate following the closing of the Offering, by depositing the lesser of (a) $280,000 and (b) $0.035 per share issued at the Offering that have not been redeemed into the Trust Account no later than August 28, 2023 (the 21-month anniversary of the Offering, and each succeeding one-month anniversary through and up to February 24, 2024 (each, an “Applicable Deadline”); and”

2.     Section 1(i). Section 1(i) of the Trust Agreement is hereby amended and restated to read in full as follows:

“(i)  Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President, Chief Executive Officer or Chairman of the board of directors of the Company or other authorized officer of the Company and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee by the 21-month anniversary of the closing of the Offering or, in the event that the Company extended the time to complete the Business Combination for up to 27-months from the closing of the Offering but has not completed the Business Combination within the applicable monthly anniversary of the Closing, (“Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Stockholders as of the Last Date.”

3.     Section 1(m). Section 1(m) is hereby added to the Trust Agreement as follows:

(m)  Upon receipt of an extension letter (“Extension Letter”) substantially similar to Exhibit E hereto at least five business days prior to the Applicable Deadline, signed on behalf of the Company by an executive officer, and receipt of the dollar amount specified in the Extension Letter on or prior to the Applicable Deadline, to follow the instructions set forth in the Extension Letter.

4.     Exhibit E. Exhibit E is hereby added to the Trust Agreement as follows:

[Letterhead of Company]

[Insert date]

Equiniti Trust LLC

6201 15th Avenue

Brooklyn, NY 11219

Attn: Relationship Management

Re: Trust Account — Extension Letter Gentlemen:

Pursuant to paragraph 1(m) of the Investment Management Trust Agreement between Everest Consolidator Acquisition Corporation (“Company”) and Equiniti Trust LLC (f/k/a American Stock Transfer & Trust Company, LLC, “Trustee”), dated as of November 23, 2021, (as amended, the “Trust Agreement”), this is to advise you that the Company is extending the time available in order to consummate a Business Combination with a target business for an additional one (1) month, from                                          to                         (the “Extension”).

Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement.

This Extension Letter shall serve as the notice required with respect to Extension prior to the Applicable Deadline.

In accordance with the terms of the Trust Agreement, we hereby authorize you to deposit $                 or $               per public share, which will be wired to you, into the Trust Account investments upon receipt.

This is the      of up to      Extension Letters.

Very truly yours,

Everest Consolidator Acquisition Corporation

By:

Everest Consolidator Acquisition Corporation

3.       All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

4.       This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature shall be deemed to be an original signature for purposes of this Amendment.

5.       This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 6(d) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

6.       This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

EQUINITI TRUST LLC, AS TRUSTEE

By:	/s/ Felix Orihuela
Name: Felix Orihuela
Title: Vice President

EVEREST CONSOLIDATOR ACQUISITION CORPORATION

By:	/s/ Adam Dooley
Name: Adam Dooley
Title: Chief Executive Officer